EXHIBIT 99.1

Federated National Holding Company Announces a 50% Dividend Increase and Reports 2012 Fourth Quarter and Full Year Financial Results

SUNRISE, Fla., March 13, 2013 (GLOBE NEWSWIRE) -- Federated National Holding Company (Nasdaq:FNHC) (the "Company") a Florida-based provider of insurance, today reported results for the quarter and year ended December 31, 2012 (see attached tables).

2012 full year highlights include:

  Net income of $4.3 million compared with a loss of $0.4 million in 2011
  Gross written premiums increased by $21.2 million, or 21.6%, compared with the same twelve months the prior year
  Net premiums earned increased by $10.9 million, or 22.3%, compared with the same twelve months the prior year
  Growth of unearned premiums at year-end by $11.1 million, or 23.1%, compared to December 31, 2011
  Book value increased to $8.26 at December 31, 2012, compared with $7.32 at December 31, 2011, a 13% improvement
  Homeowners' policy count grew from 43,793 at the start of 2012 to 61,102 at December 31, 2012, or a 40% increase
  Continued improvement in underwriting results; loss ratio improved to 50.9% for the full year 2012, compared with 63.7% for the full year 2011

Mr. Michael H. Braun, the Company's Chief Executive Officer and President, said, "2012 marked a turning point for our company; the actions we have taken over the past few years have built a solid foundation for continued growth. This foundation includes four key pillars: disciplined underwriting, risk management, expense control and product distribution. Disciplined underwriting has resulted in an overall improvement of our loss ratios by 12.8%, and by applying solid risk management principles we have geographically diversified our book of business resulting in a more efficient and cost effective reinsurance structure. While total revenues grew by 14%, operating, underwriting and salary expense as a percentage of revenue decreased 3%; as a management team we strive to minimize our operating costs while not adversely impacting the underlying business. During 2012, we also improved our product distribution channels, a testament to the positive reputation we have fostered in the insurance community, which enabled us to grow our policy count by approximately 40%.

Our annual results reflect focused execution on these four pillars and have poised us to accelerate this trajectory in 2013 and beyond. Finally, I am pleased to announce that the Board has approved a dividend increase of 50%. The dividend of $.03 per share will be paid on June 3, 2013 to shareholders on record as of May 6, 2013. This action reflects both our commitment to returning capital to our shareholders and the Board's confidence in our business plan."

Fourth Quarter and Year-end 2012 Financial Review

  For the three months ended December 31, 2012, the Company reported net income of $1.1 million, or $0.13 per share on 7.97 million average undiluted shares outstanding and 8.10 million diluted shares outstanding, compared with net income of $2.0 million, or $0.25 per share on 7.95 million average undiluted and diluted shares outstanding in the same three-month period last year. The fourth quarter was adversely impacted by an assessment by the Florida Insurance Guaranty Association of $813,759. This resulted in an after tax charge of approximately $520,806 or $.07 per share.
  For the twelve months ended December 31, 2012, the Company reported net income of $4.3 million, or $0.53 per share on 7.95 million average undiluted shares outstanding and 8.02 million diluted shares outstanding, compared with a net loss of $0.4 million, or $0.05 per share on 7.95 million average undiluted and diluted shares in the same twelve-month period last year.
  Gross premiums written increased $4.3 million, or 16.9%, to $29.8 million for the three months ended December 31, 2012, compared with $25.5 million for the same three-month period last year. Homeowners' gross written premium increased $4.0 million, or 18.3%, to $25.9 million for the three months ended December 31, 2012, compared with $21.9 million for the same three-month period last year.
  Gross premiums written increased $21.2 million, or 21.6%, to $119.5 million for the twelve months ended December 31, 2012, compared with $98.3 million for the same twelve-month period last year. Homeowners' gross written premium increased $21.4 million, or 26.7%, to $101.8 million for the twelve months ended December 31, 2012, compared with $80.4 million for the same twelve-month period last year.
  Unearned premiums increased $11.1 million, or 23.1%, to $59.0 million as of December 31, 2012, compared with $47.9 million as of December 31, 2011.
  Net premiums earned increased $4.0 million, or 30.6%, to $16.8 million for the three months ended December 31, 2012, compared with $12.8 million for the same three-month period last year. Net premiums earned increased $10.9 million, or 22.3%, to $59.4 million for the twelve months ended December 31, 2012, compared with $48.5 million for the same twelve-month period last year.
  Total revenues increased $3.1 million, or 18.9%, to $19.8 million for the three months ended December 31, 2012, compared with $16.7 million for the same three-month period last year. Total revenues increased $8.4 million, or 14.1%, to $68.6 million for the twelve months ended December 31, 2012, compared with $60.2 million for the same twelve-month period last year.

Conference Call Information

The Company will hold an investor conference call at 4:30 PM (ET) today, March 13, 2013. The Company's CEO and its CFO, Peter J. Prygelski, III, will discuss the financial results and review the outlook for the Company. Messrs. Braun and Prygelski invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may dial-in with the number below:

            877-303-6913

A live webcast of the call will be available online via the "Conference Calls" section of the Company's website at FedNat.com or interested parties can click on the following link:

http://fednat.com/investors/conference-calls/

Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company's website.

About the Company

The Company, through its subsidiaries, underwrites homeowners' property and casualty, commercial general liability, commercial residential property, flood, personal automobile, commercial automobile, inland marine, workers' compensation and personal umbrella insurance. The Company is an admitted carrier for these lines in the state of Florida. The Company is also licensed as an admitted carrier in the states of Alabama, Georgia, Louisiana and Texas to offer coverage for more than 300 classes of commercial general liability business, including special events. The Company is approved to operate as a surplus lines/non-admitted carrier in the states of Arkansas, Kentucky, Maryland, Missouri, Nevada, Oklahoma, South Carolina, Tennessee, and Virginia and offers the same general liability products. The Company is licensed and has the facilities to market and underwrite other insurance carriers' lines of business, as well as to process and adjust claims for third party insurance carriers.

Forward-Looking Statements /Safe Harbor Statements

Safe harbor statements under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "anticipate," "believe," "budget," "contemplate," "continue," "could," "envision," "estimate," "expect," "guidance," "indicate," "intend," "may," "might," "plan," "possibly," "potential," "predict," "probably," "pro-forma," "project," "seek," "should," "target," or "will" or the negative thereof or other variations thereon and similar words or phrases or comparable terminology are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:

  Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
  Descriptions of plans or objectives of management for future operations, insurance products, or services;
  Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
  Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, uncertainties related to estimates, assumptions and projections generally; risks related to the nature of the Company's business; the adequacy of its liability for loss and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophe losses; changes in loss trends; court decisions and trends in litigation, ability to obtain regulatory approval applications to for requested rate increases or to underwrite in additional jurisdictions, and the timing thereof; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company's investment portfolio; insurance agents; ratings by industry services; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

FEDERATED NATIONAL HOLDING COMPANY
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec 31,		Dec 31,
	2012	2011	2012	2011
Revenue:
Gross premiums written	$29,776,835	$25,469,319	$119,459,385	$98,269,445
Gross premiums ceded	(1,767,073)	(1,621,031)	(51,084,807)	(46,292,959)

Net premiums written	28,009,762	23,848,288	68,374,578	51,976,486

(Decrease) increase in prepaid reinsurance premiums	(11,158,959)	(10,022,359)	2,058,326	(2,655,724)
Increase in unearned premiums	(91,194)	(997,994)	(11,073,786)	(796,990)
Net change in prepaid reinsurance premiums and unearned premiums	(11,250,153)	(11,020,353)	(9,015,460)	(3,452,714)

Net premiums earned	16,759,609	12,827,935	59,359,118	48,523,772
Commission income	275,155	134,616	1,376,528	993,874
Finance revenue	132,965	106,634	495,711	517,322
Managing general agent fees	477,395	381,943	2,006,792	1,583,264
Net investment income	969,254	1,025,074	3,818,597	4,078,822
Net realized investment gains	1,155,802	1,672,755	1,072,454	2,724,841
Regulatory assessments recovered	--	--	--	108,826
Other income	49,876	519,791	517,455	1,632,367

Total revenue	19,820,056	16,668,748	68,646,655	60,163,088

Expenses:
Loss and loss adjustment expenses	9,295,632	6,779,817	30,208,509	30,895,954
Operating and underwriting expenses	3,167,506	2,387,800	9,996,502	9,916,578
Salaries and wages	2,153,829	1,941,375	8,438,593	8,003,821
Policy acquisition costs, net of amortization	3,542,669	2,813,025	13,254,854	12,347,235

Total expenses	18,159,636	13,922,017	61,898,458	61,163,588

Income (loss) before provision for income tax expense (benefit)	1,660,420	2,746,731	6,748,197	(1,000,500)
Provision for income tax expense (benefit)	591,535	792,931	2,435,197	(570,379)
Net income (loss)	$1,068,885	$1,953,800	$4,313,000	($430,121)
Basic net income (loss) per share	$0.13	$0.25	$0.53	($0.05)
Fully diluted net income (loss) per share	$0.13	$0.25	$0.53	($0.05)

Weighted average number of common shares outstanding	7,965,103	7,946,384	7,951,906	7,946,384

Weighted average number of common shares outstanding (assuming dilution)	8,095,922	7,946,384	8,016,110	7,946,384

Dividends paid per share	$0.02	$0.00	$0.02	$0.00

FEDERATED NATIONAL HOLDING COMPANY
Other Selected Data
(Unaudited)

Balance Sheet
	Period Ended
	12/31/12	12/31/11
Total Cash and Investments	$151,237,429	$144,671,932
Total Assets	$185,887,693	$179,980,481
Unpaid Loss and Loss Adjustment Expense	$49,907,759	$59,982,564
Total Liabilities	$119,983,192	$121,835,657
Total Shareholders' Equity	$65,904,501	$58,144,824
Common Stock Outstanding	7,979,488	7,946,384
Book Value Per Share	$8.26	$7.32

Premium Breakout
	3 Months Ended		12 Months Ended
Line of Business	12/31/12	12/31/11	12/31/12	12/31/11
	(Dollars in thousands)		(Dollars in thousands)
Homeowners'	$25,900	$21,885	$101,832	$80,402
Commercial General Liability	2,008	2,158	9,338	10,125
Other	1,869	1,426	8,289	7,742

Gross Written Premiums	$29,777	$25,469	$119,459	$98,269

Loss Ratios
	3 Months Ended		12 Months Ended
Line of Business	12/31/12	12/31/11	12/31/12	12/31/11
Homeowners'	50.3%	56.7%	51.9%	57.8%
Commercial General Liability	70.3%	10.5%	32.9%	60.1%
Automobile	160.2%	167.2%	175.2%	181.7%
All Lines	55.5%	52.9%	50.9%	63.7%

The loss ratio is calculated as losses and loss adjustment expense divided by net premiums earned for each line of business in the given measured period.
CONTACT: Michael H. Braun, CEO (954) 308-1322
         or Peter J. Prygelski, CFO (954) 308-1252
         Federated National Holding Company